Exhibit 99.1

Rex Energy Exceeds High-End of Production Guidance and

Increases Full-Year 2012 Guidance

•	Exceeded first quarter production high case guidance by 1%

•	Full-year 2012 production guidance range increased to 67 MMcfe – 72 MMcfe/d

•	First quarter daily production rates increased 23% over the fourth quarter

•	Company spud its first Ohio Utica Shale well, adds 2,800 net acres in Ohio

•	First quarter 2012 continuing operations EBITDAX increased 86% year-over-year

STATE COLLEGE, PA, May 1, 2012 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today announced its first quarter 2012 operational and financial results as well as second quarter 2012 and revised full year 2012 guidance.

First Quarter Operational and Financial Results

Operating revenue from continuing operations was $33.8 million for the first quarter of 2012, which is a 46% increase over the same period of 2011. Commodity revenues, including cash settled derivatives, were $35.3 million, of which 57% was attributable to oil and natural gas liquids and 43% was attributable to natural gas. Realized prices for oil, including cash-settled derivatives, were $98.08 per barrel. Realized prices for natural gas, including cash-settled derivatives, were $3.72 per Mcf and realized prices for NGLs were $48.98 per barrel, which was 48% of the average quoted NYMEX price for the first quarter.

As adjusted, lease operating expenses (LOE) from continuing operations for the first quarter of 2012 were $9.5 million, or $1.72 per Mcfe. This amount excludes $2.8 million for the one-time retroactive portion of the new Pennsylvania impact fee, which became effective within the first quarter of 2012. The $1.72 per Mcfe is a 40% reduction in LOE on a per unit basis as compared to the first quarter of 2011. The first quarter reduction is attributable to economies of scale and operational efficiencies realized within the company’s Marcellus shale operations. In addition, the Illinois Basin experienced mild winter weather conditions and minimal spring flooding activity during the first quarter, which resulted in lower lease operating expenses. Going forward, the company will account for the Pennsylvania impact fee under lease operating expenses and will continue to exclude the one-time retroactive portion from further analysis.

As a result of the first quarter reductions in lease operating expense and continued efficiencies in the Marcellus operations, Rex Energy is lowering full-year 2012 LOE guidance to a range of $48.0 million to $53.0 million from the previously announced range of $50.0 million to $55.0 million. This revised guidance includes the current year estimated impact fee of $2.8 million and excludes the retroactive portion of $2.8 million.

Cash general and administrative expenses from continuing operations were $4.9 million, a 6% decrease over the first quarter of 2011, and fell within the company’s previously announced guidance range.

Net income from continuing operations for the first quarter 2012 was $3.8 million, or $0.08 per share. Loss from discontinued operations for the first quarter of 2012 was $5.4 million, or $0.11 per share. EBITDAX from continuing operations, a non-GAAP measure, was $21.5 million for the first quarter.

This was an increase of 86% over the first quarter of 2011. A reconciliation between EBITDAX and GAAP net income is presented in the financial highlights attached to this release.

The company incurred impairment expenses of $2.8 million from continuing operations in the first quarter of 2012 related to undeveloped acreage. The acreage is primarily located within the company’s dry gas non-operated position in Clearfield County, PA. These leases are not considered part of the company’s core position and will not affect its potential drilling locations. The acres associated with these leases will continue to be counted in the Marcellus acreage totals until they reach the end of their term.

Production Update

Rex Energy exceeded the high end of its first quarter production guidance of 60.0 MMcfe/d by approximately 1% with an average daily production rate of 60.7 MMcfe/d. This represents an increase of 23% over the fourth quarter of 2011 and 120% over the first quarter of 2011. Oil and natural gas liquids accounted for 26% of the total net production for the quarter.

First Quarter Capital Investments

During the first quarter of 2012, the company made operating capital investments of approximately $39.3 million, of which $35.3 million was used to fund the company’s Marcellus and Utica operations, $3.3 million was used to fund the company’s Illinois water flood enhancement and ASP projects, and $0.7 million was capitalized interest. The Marcellus capital investment funded the drilling of eight gross (4.4 net) wells, fracture stimulation of four gross (1.7 net) wells, placing five gross (2.4 net) wells into service and other projects related to drilling and completing wells in the Marcellus region. An additional $16.8 million was spent on leasing in the Marcellus and Utica shale operating areas. A detailed land and leasing update is given below.

Operational Update

Note: Unless specifically stated otherwise in this operational update, all numbers are gross.

Appalachian Basin – Butler Operated Area, Pennsylvania

In Butler County, Pennsylvania, the company has drilled five gross (3.5 net) wells year-to-date, with six gross (3.1 net) wells fracture stimulated and five gross (2.4 net) wells placed into sales. The company currently has 18 gross (12.6 net) wells drilled and awaiting completion with another three gross (2.1 net) wells completed and awaiting pipeline infrastructure.

The company has completed all seven wells on the Grosick pad and the wells are currently flowing into the Sarsen Plant, Rex Energy’s jointly-owned cryogenic gas processing facility, at restricted rates. Additionally, the company has completed fracture stimulating two wells on the Carson pad. These wells were drilled with 4,000’ laterals and completed using the company’s “Super Frac” design. This new design includes higher sand concentrations and a reduced cluster spacing (RCS) completion technique. This “Super Frac” design was tested by the company during its 2011 program on three other wells. The longest producing of the three wells is the Drushel #3H, which has been producing for over one year. At March 31, 2012, this well had an estimated EUR of 8.8 BCFE, and with ethane recovery this EUR would be approximately 11.0 BCFE. Finally, the five well Gilliland pad is currently undergoing completion operations and is expected to be completed in advance of commissioning the Bluestone Plant, the company’s second jointly-owned cryogenic gas processing facility. The connection of the Gilliland pad to sales will also include the company’s Burkett shale test well, which has been shut in since its initial test rate. For a full list of wells and well status, please see the company’s updated corporate presentation, which is available at www.rexenergy.com under the “Events and Presentations” menu of the Investor Relations tab.

Total Operated Area – Butler County, PA
	Wells Drilled	Wells Fracture Stimulated	Wells Placed Into Service	Wells Awaiting Completion
YTD	5	6	5	18
FY 2012 Forecast	16	21	22	13

In the first quarter, the company placed the Cheeseman 1H well into service. As previously announced, the well was drilled and completed in 2011 within the dry gas window of the Utica Shale and tested at an initial 24 hour rate of 9.2 MMcf/d. After being placed into service the well was curtailed for 30 days and produced at an average rate of 3.6 MMcf/d. During the past 30 days the well produced at an average test rate of 5.3 MMcf/d. The well continues to be constrained pending final completion operations. The company plans to drill one additional Utica Shale well, the Hufnagle 1H, in Butler County in 2012. Finally, the company plans to complete both its Super Rich Marcellus and Upper Devonian Rhinestreet tests during the fourth quarter.

The company’s midstream partners at Keystone Midstream operated the Sarsen Plant at an average inlet of approximately 34.3 MMcf/d during the month of March, including two days during the month in which the plant was shut down for maintenance. Additionally, Keystone Midstream commissioned the Voll Compressor Station in March of 2012, increasing capacity at the Sarsen Plant to 40.0 MMcf/d.

Keystone Midstream’s second cryogenic processing plant in Butler County, the Bluestone Plant, is on track to be commissioned at the end of May 2012. The expected inlet capacity of the Bluestone Plant is 50.0 MMcf/d.

Appalachian Basin – Warrior Prospect, Carroll County, Ohio

As previously announced, Rex Energy recently spud its first horizontal Utica Shale well, the Brace 1H, in April. The well is currently approaching vertical TD, at which time it will be logged and side-wall cores taken. The well will have a 4,500’ lateral drilled and the fracture stimulation treatment is scheduled for the middle of June. The company anticipates providing an update on the well status during the second quarter conference call in August. The company plans to drill two additional horizontal Utica Shale wells in its Warrior Prospects in 2012.

The company has closed on the previously announced 15,000 acres in the Warrior Prospect. Approximately $6.2 million was spent during the first quarter on leasing efforts in the region. The Warrior Prospect acreage cost an average of approximately $3,900 per acre. The company is continuing to pursue additional leases in the area that will be accretive to its operational development.

Warrior South Prospect – Guernsey, Noble & Belmont Counties, Ohio

The company entered into a new Joint Development Agreement with MFC Drilling, Inc. (“MFC”) and ABARTA Oil & Gas Co., Inc. The new AMI is located in the tri-county area of Guernsey, Noble and Belmont Counties, Ohio and is being referred to as the Warrior South Prospect. The initial acreage contribution encompasses approximately 4,500 gross (2,800 net) acres and is being obtained on a “drill-to-earn” basis. The initial commitments are to drill and complete one well and commence the drilling of two others by November 15, 2012. In order to maintain its rights, the company would be required to drill and complete three additional wells each year until it has satisfied the carry obligation. The company is continuing to actively lease in the area.

Appalachian Basin – Westmoreland, Pennsylvania

In the company’s non-operated area in Westmoreland County, Pennsylvania, where WPX Energy serves as the operator, WPX completed seven wells in the fourth quarter of 2011 and currently has no additional completion operations planned for 2012. The combined average 120 day sales rate from the seven most-recently completed wells at the Marco and National Metals pads are now trending 50% above the 4.2 BCF type-curve. Two of the wells on the National Metals pad were also completed using reduced cluster spacing or RCS completion methods. These wells are on trend to exceed our recent estimates of a 6.0 BCF type curve. For the month of March, the average production rate in the Westmoreland non-operated area was approximately 62.8 MMcf/d.

Appalachian Basin – Clearfield and Centre Counties, Pennsylvania

In Clearfield and Centre Counties, the average production rate for the month of March was 10.2 MMcf/d. WPX, the company’s operator in the area, is not planning any further development in the Clearfield and Centre county areas for the remainder of the year.

Total Non-Operated Area – Westmoreland, Clearfield, and Centre Counties, PA
	Wells Drilled	Wells Fracture Stimulated	Wells Placed Into Service	Wells Awaiting Completion
YTD	5	0	0	9
FY 2012 Forecast	7	1	0	10

Illinois Basin – ASP Project Update

In Rex Energy’s ASP project areas in the Illinois Basin, the company continues to move forward with its expansion into the 58 acre Perkins-Smith area. The company expects to begin ASP flooding of the Perkins-Smith project in the second quarter of 2012. In the high impact Delta Unit, the company has cut the cores to support the technical work and will start drilling the pattern wells in the second and third quarter of 2012. Full ASP injection is still on track to begin in the second quarter of 2013. For the first quarter, the Middagh ASP pilot averaged 60.7 gross BOPD. This compares to the previously reported range of 65.0-75.0 gross BOPD reported in the fourth quarter of 2011. The pilot continues to support the year-end proved reserves booking of 13% of pore volume recoveries.

Appalachian Basin – Marcellus Land Update

The company increased its acreage position by approximately 3,300 gross Marcellus acres during the first quarter, of which 1,200 acres were located in the Butler Operated Area, bringing its total acreage position in this area to approximately 68,400 gross (46,000 net) acres. The company believes this additional acreage adds approximately 46 gross wells to its Marcellus and Upper Devonian potential well counts in the Butler Operated Area. The majority of the remaining 2,100 net acres are located within Westmoreland County, bringing our total acreage position in this area to 16,700 gross (9,400 net) acres. Of the total $10.6 million spent on leasing in the Marcellus areas during the first quarter, $670,000 is expected to be reimbursed in the second quarter by Sumitomo.

Midstream and Niobrara Asset Divestiture

As previously announced, Rex Energy is actively evaluating potential opportunities to divest its jointly-owned midstream assets and its Niobrara assets. The marketing process for each of these initiatives continues to progress. Based on the current status and anticipated timing of the potential transactions, the company expects to provide an update to the market on these planned asset divestitures within the next two weeks.

Second Quarter and Full Year 2012 Guidance

Rex Energy is providing the following guidance for the second quarter of 2012 and full year 2012 ($ in millions):

	2Q2012	Previous Full Year 2012	Revised Full Year 2012
Production	61 – 66 MMcfe/d	63 – 68 MMcfe/d	67 – 72 MMcfe/d
Lease Operating Expense	$10 - $12	$50 - $55	$48 - $53
Cash G&A	$5 - $6	$20 - $24	No Change
Capital Expenditures*	—	$155	No Change

*	The company does not attempt to budget for future acquisitions of proved and unproved oil and gas properties

Conference Call Information

Management will host a live conference call and webcast on Wednesday, May 2, 2012 at 10:00 a.m. ET to review first quarter 2012 financial results and operational highlights. All financial results included in this release and discussed on the first-quarter conference call will remain subject to our independent auditor’s review. The telephone number to access the conference call is (877) 849-6312. Presentation slides containing reference materials for the call and webcast will be available on the company’s website, www.rexenergy.com, under the Investor Relations tab. The replay of the event and reference materials will be available on the company’s website through June 3, 2011.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to the company’s financial guidance and projections for second quarter and full year 2012, leasing plans and expected expiries, timing and nature of Marcellus and Utica Shale development plans, planned testing of Upper Devonian Rhinestreet and “Super Rich” Marcellus prospects, expected commissioning of the Bluestone cryogenic processing plant, anticipated timing for results of the Brace 1H, drilling and completion schedules for 2012 for the company and its operating partners, anticipated fracture stimulation activities, the ASP pilot and expansion plans in the Illinois Basin, and anticipated developments and timing with respect to the potential divestitures of the company’s midstream and Niobrara assets are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements typically contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” and similar words and are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties. There is no assurance that these goals and projections can or will be met and investors are cautioned not to rely on these forward-looking statements. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including (without limitation) the following:

•	adverse economic conditions in the United States and globally;

•	the difficult and adverse conditions in the domestic and global capital and credit markets;

•	domestic and global demand for oil and natural gas;

•	sustained or further declines in the prices the company receives for oil and natural gas;

•	the effects of government regulation, permitting and other legal requirements;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties about the estimates of the company’s oil and natural gas reserves;

•	the company’s ability to increase production and oil and natural gas income through exploration and development;

•	the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	the effects of adverse weather on operations;

•	drilling and operating risks;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs and transportation pipelines;

•	changes in the company’s drilling plans and related budgets;

•	the adequacy of capital resources and liquidity including (without limitation) access to additional borrowing capacity;

•	uncertainties relating to the potential divestitures of the Niobrara and midstream assets, including the ability to reach agreements with potential purchasers on terms acceptable to the company; and

•	uncertainties associated with our legal proceedings and the outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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For more information, please visit our website or contact:

www.rexenergy.com

Tom Stabley

Chief Executive Officer and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergy.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands)

	March 31, 2012 (unaudited)	December 31, 2011
ASSETS
Current Assets
Cash and Cash Equivalents	$6,260	$11,796
Accounts Receivable	20,710	17,717
Short-Term Derivative Instruments	14,809	10,404
Assets Held for Sale	15,140	24,808
Inventory, Prepaid Expenses and Other	1,290	1,191

Total Current Assets	58,209	65,916
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	381,202	349,938
Unevaluated Oil and Gas Properties	137,093	123,241
Other Property and Equipment	45,314	43,542
Wells and Facilities in Progress	71,533	66,548
Pipelines	6,329	4,408

Total Property and Equipment	641,471	587,677
Less: Accumulated Depreciation, Depletion and Amortization	(116,244)	(107,433)

Net Property and Equipment	525,227	480,244
Deferred Financing Costs and Other Assets – Net	3,105	3,405
Equity Method Investments	44,401	41,683
Long-Term Deferred Tax Asset	4,456	1,727
Long-Term Derivative Instruments	9,900	8,576

Total Assets	$645,298	$601,551

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$35,326	$41,558
Accrued Expenses	19,542	15,682
Short-Term Derivative Instruments	2,932	2,363
Current Deferred Tax Liability	3,848	2,141
Liabilities Related to Assets Held for Sale	246	1,622

Total Current Liabilities	61,894	63,366
Senior Secured Line of Credit and Long-Term Debt	195,272	225,138
Long-Term Derivative Instruments	2,781	1,275
Long-Term Deferred Tax Liability	0	84
Other Deposits and Liabilities	807	744
Future Abandonment Cost	22,987	18,670

Total Liabilities	$283,741	$309,277
Stockholders’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 52,899,315 shares issued and outstanding on March 31, 2012 and 44,859,220 shares issued and outstanding on December 31, 2011.	52	44
Additional Paid-In Capital	447,872	376,843
Accumulated Deficit	(86,702)	(84,888)

Rex Energy Stockholders’ Equity	361,222	291,999
Noncontrolling Interests	335	275

Total Stockholders’ Equity	361,557	292,274

Total Liabilities and Stockholders’ Equity	$645,298	$601,551

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in Thousands, Except per Share Data)

	For the Three Months Ended March 31,
	2012	2011
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$31,483	$22,574
Other Revenue	2,351	573

TOTAL OPERATING REVENUE	33,834	23,147
OPERATING EXPENSES
Production and Lease Operating Expense	12,299	7,148
General and Administrative Expense	5,411	5,680
Loss on Disposal of Asset	26	17
Impairment Expense	2,793	341
Exploration Expense	1,092	1,812
Depreciation, Depletion, Amortization and Accretion	9,802	5,758
Other Operating Expense	1,782	446

TOTAL OPERATING EXPENSES	33,205	21,202
INCOME FROM OPERATIONS	629	1,945
OTHER INCOME (EXPENSE)
Interest Income	1	7
Interest Expense	(1,482)	(309)
Gain (Loss) on Derivatives, Net	7,439	(7,078)
Other Income (Expense)	6	(12)
Loss on Equity Method Investments	(134)	(276)

TOTAL OTHER INCOME	5,830	(7,668)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	6,459	(5,723)
Income Tax Benefit (Expense)	(2,631)	2,190

INCOME (LOSS) FROM CONTINUING OPERATIONS	3,828	(3,533)
Loss From Discontinued Operations, Net of Income Taxes	(5,355)	(4,069)

NET LOSS	(1,527)	(7,602)
Net Income (Loss) Attributable to Noncontrolling Interests	101	(102)

NET LOSS ATTRIBUTABLE TO REX ENERGY	$(1,628)	$(7,500)

Earnings per common share:
Basic – Net Income (Loss) From Continuing Operations Attributable to Rex Common Shareholders	$0.08	$(0.08)
Basic – Net Loss From Discontinued Operations Attributable to Rex Common Shareholders	(0.11)	(0.09)

Basic – Net Loss Attributable to Rex Common Shareholders	$(0.03)	$(0.17)

Basic – Weighted Average Shares of Common Stock Outstanding	48,744	43,862
Diluted – Net Income (Loss) From Continuing Operations Attributable to Rex Common Shareholders	$0.08	$(0.08)
Diluted – Net Loss From Discontinued Operations Attributable to Rex Common Shareholders	(0.11)	(0.09)

Diluted – Net Loss Attributable to Rex Common Shareholders	$(0.03)	$(0.17)

Diluted – Weighted Average Shares of Common Stock Outstanding	49,693	43,862

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONS HIGHLIGHTS

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Oil and gas sales (in thousands):
Oil sales	$17,100	$15,574
Natural gas sales	11,273	5,665
Natural gas liquid sales	3,110	1,335
Cash-settled derivatives:
Crude oil	(212)	(147)
Natural gas	3,997	1,518

Total oil and gas sales including cash settled derivatives	$35,268	$23,946

Production during the period:
Oil (Bbls)	172,197	171,662
Natural gas (Mcf)	4,109,172	1,284,668
Natural gas liquids (Bbls)	63,495	27,333

Total (Mcfe)[a]	5,523,324	2,478,638

Production – average per day:
Oil (Bbls)	1,892	1,907
Natural gas (Mcf)	45,156	14,274
Natural gas liquids (Bbls)	698	304

Total (Mcfe)[a]	60,696	27,540

Average price per unit:
Realized crude oil price per Bbl – as reported	$99.31	$90.73
Realized impact from cash settled derivatives per Bbl	(1.23)	(0.86)

Net realized price per Bbl	$98.08	$89.87

Realized natural gas price per Mcf – as reported	$2.74	$4.41
Realized impact from cash settled derivatives per Mcf	0.97	1.18

Net realized price per Mcf	$3.71	$5.59

Realized natural gas liquids price per Bbl – as reported	$48.98	$48.84
Realized impact from cash settled derivatives per Bbl	—	—

Net realized price per Bbl	$48.98	$48.84

LOE/Mcfe[b]	$1.72	$2.88

[a]	Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe.
[b]

For three months ended March 31, 2012, excludes the retroactive accrual of Pennsylvania impact fee, which equates to approximately $0.51 per Mcfe and includes the accrual for current year Pennsylvania impact fee, which equates to approximately $0.10 per Mcfe.

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES – CURRENT HEDGING POSITIONS(1)

	2012	2013	2014
Oil Derivatives (Bbl)
Volume	450,000 Bbls	540,000 Bbls	—
Ceiling	$111.08	$112.56	$—
Floor	$68.39	$72.44	$—
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	3,820,000 Mcf	5,370,000 Mcf	600,000 Mcf
Price	$4.14	$3.86	$3.42
Swaption Contracts
Volume	450,000 Mcf	—	—
Price	$5.25	—	—
Collar Contracts
Volume	2,250,000 Mcf	3,360,000 Mcf	1,800,000 Mcf
Ceiling	$5.89	$5.68	$4.50
Floor	$4.70	$4.77	$3.52
Put Contracts
Volume	—	2,640,000 Mcf	—
Floor	$—	$5.00	$—
Collar Contracts with Short Puts
Volume	1,980,000 Mcf	1,920,000 Mcf	—
Ceiling	$5.13	$5.08	$—
Floor	$4.48	$4.38	$—
Short Put	$3.66	$3.53	$—
Call Contracts
Volume	—	—	600,000 Mcf
Ceiling	$—	$—	$5.00

(1)	Hedging position as of May 1, 2012

The following table has been added to provide clarification on the components of Gain on Derivatives, net under Other Income (Expense) on the Consolidated Statements of Operations for each of the periods presented (in thousands):

	Three Months Ended March 31,
	2012	2011
Realized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(212)	$(147)
Natural Gas Derivatives	3,997	1,518

Total Realized Gains from Financial Derivatives	$3,785	$1,371

Unrealized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(2,353)	$(7,249)
Natural Gas Derivatives	6,007	(1,200)

Total Unrealized Gains (Losses) from Financial Derivatives	$3,654	$(8,449)

Gain (Loss) on Derivatives, net	$7,439	$(7,078)

Non-GAAP Financial Measures

EBITDAX

“EBITDAX” means, for any defined period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, exploration expenses, and other similar non-cash charges, minus all non-cash income (without limitation) income from unrealized financial derivatives, added to net income. EBITDAX is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	Rex Energy’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Rex Energy’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

Rex Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While Rex Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not by fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Rex Energy believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Rex Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Rex Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net income (loss) from continuing operations to its EBITDAX from continuing operations for each of the periods presented

($ in thousands):

	Three Months Ended March 31,
	2012	2011
Net Income (Loss) From Continuing Operations	$3,828	$(3,533)
Add Back Retroactive Portion of PA Impact Fee	2,809	—
Add Back Depletion, Depreciation, Amortization & Accretion	9,802	5,758
Add Back Non-Cash Compensation Expense	480	460
Add Back Interest Expense	1,482	309
Add Back Impairment Expense	2,793	341
Add Back Exploration Expense	1,092	1,812
Less Interest Income	(1)	(7)
Add Back Loss on Disposal of Assets	26	17
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	(3,654)	8,449
Add Back (Less) Noncontrolling Interest Share of Net Loss (Income)	(101)	102
Add Back Equity Method EBITDAX	277	33
Add Back (Less) Income Tax Expense (Benefit)	2,631	(2,190)

EBITDAX From Continuing Operations	$21,464	$11,551
Net Loss From Discontinued Operations	$(5,355)	$(4,069)
Add Back Depletion, Depreciation, Amortization & Accretion	—	120
Add Back Non-Cash Compensation Expense	9	11
Add Back Impairment Expense	8,270	4,966
Add Back Exploration Expense	332	1,163
Add Back Loss on Disposal of Assets	144	—
Less Income Tax Benefit	(3,738)	(2,523)

EBITDAX From Discontinued Operations	(338)	(332)

EBITDAX	$21,126	$11,219

Earnings Comparable with Analyst Estimates

“Earnings Comparable with Analyst Estimates” means, for any period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: unrealized losses from financial derivatives, non-cash compensation expense, dry hole expenses and impairment, minus all gains from unrealized financial derivatives and deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analyst Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Earnings Comparable with Analyst Estimates as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of Rex Energy’s net income (loss) from continuing operations to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended March 31,
	2012	2011
Income (Loss) From Continuing Operations Before Income Taxes, as reported	$6,459	$(5,723)
Add Back Retroactive Portion of PA Impact Fee	2,809	—
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	(3,654)	8,449
Add Back Impairment Expense	2,793	341
Add Back Dry Hole Expense	254	6
Add Back Non-Cash Compensation Expense	480	460
Add Back Loss on Disposal of Assets	26	17
Add Back (Less) Loss (Income) Attributable to Noncontrolling Interests	(101)	102

Income Before Income Taxes, adjusted	$9,066	$3,652
Less Income Taxes, adjusted [a]	3,753	1,410

Net Income From Continuing Operations Comparable to Analyst Estimates	$5,313	$2,242

Basic Net Income Comparable to Analyst Estimates per Share	$0.11	$0.05
Basic – Weighted average shares of common stock outstanding	48,744	43,862

[a]	Income tax adjustment represents effective tax rate for the period.